Exhibit 99.2

NEULION ANNOUNCES THE CLOSING OF ITS PREVIOUSLY ANNOUNCED PRIVATE PLACEMENT

PLAINVIEW, NY--(Marketwire – September 29, 2010) – NeuLion, Inc. (TSX: NLN) (the “Company”), an end-to-end IPTV service provider of live and on-demand sports, international and variety programming over the Internet, announced today the closing of its private placement of Class 3 Preference Shares, which was approved by the shareholders of the Company on September 27, 2010.  A total of 17,176,818 Class 3 Preference Shares, at a price of CAD$0.60 per share, were issued to JK&B Capital V Special Opportunities Fund, L.P., JK&B Capital V, L.P. and Gabriel A. Battista for approximate gross proceeds of US$10 million.  The Class 3 Preference Shares carry an eight percent dividend over five years and bear certain rights, preferences, privileges and restrictions.  The proceeds of the private placement will be used for general working capital purposes.

About NeuLion

Based in Plainview, NY, Sanford, Florida and Toronto, Ontario, NeuLion (TSX: NLN) works with content partners to develop end-to-end solutions for multimedia IPTV services.  The NeuLion IPTV Platform encodes, delivers, stores and manages an unlimited range of multimedia content and the Operational Support System (OSS) maintains all billing and customer support services.  Content partners are responsible for content aggregation and the sales and marketing for the individual IPTV service.  The Company ranks as a world leader in customer/partner relationships with sports, international and specialty television content partners including, in sports, the NHL, the NFL, MLS, NCAA Division I schools and conferences and, in respect to international television aggregators and networks, KyLinTV (Chinese), ABS-CBN (Filipino), Talfazat and Talfazat-ART (Arabic), TV-Desi (South Asian) and Sky Angel (Christian).  Customer/partner content can be viewed by way of the Internet on PCs and mobile devices and on the television through the Company’s IPTV set top box.

Press Contact:
Jennifer Powalski
Corporate Communications
+1-516-622-8334
jennifer.powalski@neulion.com

Investor Relations Contact:
G. Scott Paterson
Vice Chairman
+1-416-368-6464
scott.paterson@neulion.com